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                                                                    Exhibit 16.1




Securities and Exchange Commission
Washington, D.C.  20549



    We were previously the independent accountants for Authentic Specialty Foods, Inc., and on March 15, 1996 we reported on the financial statements of Authentic Specialty Foods, Inc. as of and for the two years ended December 31,1995. On April 18, 1997, we were dismissed as independent accountants of Authentic Specialty Foods, Inc. We have read Authentic Specialty Foods, Inc.'s statements included under the heading "Experts" in the registration statement on Form S-1 and prospectus of Authentic Specialty Foods, Inc., and we agree with such statements.


                                             /s/ RYLANDER, CLAY & OPTIZ, L.L.P.
                                             ----------------------------------
                                                 RYLANDER, CLAY & OPITZ, L.L.P.

Fort Worth, Texas
August 6, 1997